UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B), (C) AND (D)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                              (AMENDMENT NO.    )*

                                Lear Corporation
                               (NAME OF ISSUER)

                          Common Stock $0.01 par value
                         (TITLE OF CLASS OF SECURITIES)

                                   521865204
                                 (CUSIP NUMBER)

                               December 11, 2009
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [   ] Rule 13d-1(b)
                              [ x ] Rule 13d-1(c)
                              [   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 521865204                                           Page 2 of 15 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      Avenue Special Situations Fund V, L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [ x]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  2,706,977

            6.  SHARED VOTING POWER

                  None.

            7. SOLE DISPOSITIVE POWER

                  2,706,977

            8. SHARED DISPOSITIVE POWER

                  None.


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,706,977

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.9%*

12.   TYPE OF REPORTING PERSON

      PN

*See disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 521865204                                           Page 3 of 15 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      Avenue Capital Partners V, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [ x]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  2,706,977

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  2,706,977


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,706,977

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.9%*

12.   TYPE OF REPORTING PERSON

      OO

*See disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 521865204                                           Page 4 of 15 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      GL Partners V, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [ x]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  2,706,977

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  2,706,977


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,706,977

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.9%*

12.   TYPE OF REPORTING PERSON

      OO

*See disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 521865204                                           Page 5 of 15 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      Avenue Capital Management II, L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [ x]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  3,798,368

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  3,798,368


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,798,368

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.2%*

12.   TYPE OF REPORTING PERSON

      IA

*See disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 521865204                                           Page 6 of 15 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      Avenue Capital Management II GenPar, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [ x]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  3,798,368

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  3,798,368


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,798,368

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.2%*

12.   TYPE OF REPORTING PERSON

      OO

*See disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 521865204                                           Page 7 of 15 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      Marc Lasry

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [x ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  3,798,368

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  3,798,368


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,798,368

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.2%*

12.   TYPE OF REPORTING PERSON

      IN

*See disclosure in Item 4 of this Schedule 13G.

ITEM 1.

(A)   NAME OF ISSUER:   Lear Corporation

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      21557 Telegraph Road
      Southfield, Michigan 48033

ITEM 2.

(A)   NAMES OF PERSONS FILING:  See Cover Pages, Item 1.

(B)   ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      c/o Avenue Capital Management II, L.P.
      535 Madison Avenue, 15th Floor
      New York, NY  10022

(C)   CITIZENSHIP:  See Cover Pages, Item 4.

(D)   TITLE  OF  CLASS OF SECURITIES:   Common Stock, par value $0.01 (including
      securities which represent a right to acquire Common Stock pursuant to Rule 13d-3(d)(1))

(E)   CUSIP NO.:   521865204

ITEM 3. STATEMENT FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C):

      Not applicable.

ITEM 4. OWNERSHIP

      See Cover Pages, Items 5 through 11.

      Because the Reporting Persons have reason to believe that the information regarding the number of shares of Common Stock outstanding reported by the Issuer in its most recent report filed with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, is no longer accurate, the approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons (as defined below) are based upon 45,000,000 shares of Common Stock outstanding, as stated by the Issuer in Exhibit 99.1 to its Form 8-K filed on November 12, 2009, and confirmed orally by the Issuer to the Reporting Persons on December 17, 2009. This number is also consistent with the number of shares of Common Stock outstanding as reported by each of Bloomberg and Fidelity Financial on December 17, 2009. The approximate percentages are percentages of outstanding stock and have been calculated by including 1,279,170 shares of Common Stock issuable upon conversion of the shares of the Issuer's Series A Preferred Stock held by the Reporting Persons at the conversion price reported by the Issuer in its Form 8-K filed on November 9, 2009 as such shares are convertible into Common Stock within 60 days of the date hereof and shares of Common Stock issuable upon exercise of the Issuer's Warrants held by the Reporting Persons at the exercise price reported by the Issuer in its Form 8-K filed on November 9, 2009 as such shares are convertible into Common Stock within 60 days of the date hereof.

      Collectively, the securities reported in this Schedule 13G are held by Avenue Investments, L.P., a Delaware limited partnership, Avenue Special Situations Fund V, L.P., a Delaware limited partnership, Avenue Special Situations Fund IV, L.P., a Delaware limited partnership, Avenue-CDP
      Global  Opportunities  Fund,  L.P.   a  Cayman  Islands  exempted  limited
      partnership, and Avenue International Master, L.P., a Cayman Islands exempted limited partnership (collectively, the "Avenue Entities").

      Avenue Special Situations Fund V, L.P. is the only one of the Avenue Entities that holds more than 5% of the Common Stock. Avenue Capital Partners V, LLC is the General Partner of Avenue Special Situations Fund V, L.P. GL Partners V, LLC is the Managing Member of Avenue Capital Partners V, LLC and Marc Lasry is the Managing Member of GL Partners V, LLC. Avenue Capital Management II, L.P. is an investment adviser to each of the Avenue Entities. Avenue Capital Management II GenPar, LLC is the General Partner of Avenue Capital Management II, L.P. and Marc Lasry is the Managing Member of Avenue Capital Management II GenPar, LLC. Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC, Avenue Special Situations Fund V, L.P., Avenue Capital Partners V, LLC, GL Partners V, LLC, and Marc Lasry are collectively referred to as the "Reporting Persons" in this Schedule 13G. Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that they have formed a group.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      See Exhibit 99.1 attached hereto.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10. CERTIFICATIONS.

      By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above were not acquired, and are not held, for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired, and are not held, by the undersigned in connection with, or as a participant in, any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated: December 18, 2009

                                     AVENUE SPECIAL SITUATIONS
                                     FUND V, L.P.

                                     By:   Avenue Capital Partners V, LLC,
                                           its General Partner


                                     By:   GL Partners V, LLC,
                                           its Managing Member


                                     By:   /s/Marc Lasry
                                           Name:  Marc Lasry
                                           Title: Managing Member


                                     AVENUE CAPITAL PARTNERS V,
                                     LLC

                                     By:   GL Partners V, LLC,
                                           its Managing Member


                                     By:   /s/Marc Lasry
                                           Name:  Marc Lasry
                                           Title: Managing Member


                                     GL PARTNERS V, LLC


                                     By:   /s/Marc Lasry
                                           Name:  Marc Lasry
                                           Title: Managing Member



                                     AVENUE CAPITAL MANAGEMENT II, L.P.

                                     By:   Avenue Capital Management II
                                           GenPar, LLC,
                                           its General Partner


                                     By:   /s/Marc Lasry
                                           Name:  Marc Lasry
                                           Title: Managing Member

                                     AVENUE CAPITAL
                                     MANAGEMENT II GEN PAR, LLC


                                     By:   /s/Marc Lasry
                                           Name:  Marc Lasry
                                           Title: Managing Member



                                     MARC LASRY

                                     /s/Marc Lasry

INDEX TO EXHIBITS




EXHIBIT A         Agreement of Reporting Persons

EXHIBIT 99.1      Identification and Classification of Subsidiary

                                   EXHIBIT A

AGREEMENT OF REPORTING PERSONS

Each of the undersigned hereby agree to file jointly this Schedule to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of this Schedule and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to this Schedule, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  December 18, 2009

                                     AVENUE SPECIAL SITUATIONS
                                     FUND V, L.P.

                                     By:   Avenue Capital Partners V, LLC,
                                           its General Partner


                                     By:   GL Partners V, LLC,
                                           its Managing Member


                                     By:   /s/Marc Lasry
                                           Name:  Marc Lasry
                                           Title: Managing Member


                                     AVENUE CAPITAL PARTNERS V,
                                     LLC

                                     By:   GL Partners V, LLC,
                                           its Managing Member


                                     By:   /s/Marc Lasry
                                           Name:  Marc Lasry
                                           Title: Managing Member


                                     GL PARTNERS V, LLC


                                     By:   /s/Marc Lasry
                                           Name:  Marc Lasry
                                           Title: Managing Member

                                     AVENUE CAPITAL MANAGEMENT II, L.P.

                                     By:   Avenue Capital Management II
                                           GenPar, LLC,
                                           its General Partner


                                     By:   /s/Marc Lasry
                                           Name:  Marc Lasry
                                           Title: Managing Member


                                     AVENUE CAPITAL
                                     MANAGEMENT II GEN PAR, LLC


                                     By:   /s/Marc Lasry
                                           Name:  Marc Lasry
                                           Title: Managing Member



                                     MARC LASRY

                                     /s/Marc Lasry

                                  Exhibit 99.1

                Identification and Classification of Subsidiary

Collectively, the securities reported in this Schedule 13G are held by Avenue Investments, L.P., a Delaware limited partnership, Avenue Special Situations Fund V, L.P., a Delaware limited partnership, Avenue Special Situations Fund IV, L.P., a Delaware limited partnership, Avenue-CDP Global Opportunities Fund, L.P. a Cayman Islands exempted limited partnership, and Avenue International Master, L.P., a Cayman Islands exempted limited partnership (collectively, the "Avenue Entities"). Avenue Capital Partners V, LLC is the General Partner of Avenue Special Situations Fund V, L.P. GL Partners V, LLC is the Managing Member of Avenue Capital Partners V, LLC and Marc Lasry is the Managing Member of GL Partners V, LLC. Avenue Capital Management II, L.P. is an investment adviser to each of the Avenue Entities. Avenue Capital Management II GenPar, LLC is the General Partner of Avenue Capital Management II, L.P. and Marc Lasry is the Managing Member of Avenue Capital Management II GenPar, LLC.